PIONEER POWER SOLUTIONS, INC. 8-K

Exhibit 99.1

Pioneer Declares One-Time Special Cash Dividend of $1.37 Per Share

Fort Lee, NJ, September 6, 2019 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer" or the "Company"), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced that its Board of Directors has declared a one-time special cash dividend of $1.37 per share.

The dividend will be paid on October 7, 2019 to shareholders of record as of September 16, 2019.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company’s principal products and services include custom low and medium voltage switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the success of the Company’s allocation of the proceeds from the sale of its transformer business, (ii) the Company’s ability to expand its business through strategic acquisitions, (iii) the fact that many of the Company’s competitors are better established and have significantly greater resources, and may subsidize their competitive offerings, (iv) the Company’s dependence on a few large customers for a material portion of its sales, (v) the potential loss or departure of key personnel, (vi) market acceptance of existing and new products, (vii) general economic and market conditions, (viii) unanticipated increases in raw material prices or disruptions in supply, (ix) the fact that the Company’s Chairman controls a majority of the Company’s combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (x) reported material weaknesses in the Company’s internal control over financial reporting, and (xi) the fact that future sales of large blocks of the Company’s common stock may adversely impact the Company’s stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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